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                                                                 EXHIBIT 99.1(d)


                         WEATHERFORD INTERNATIONAL, INC.

      OFFER TO EXCHANGE ITS 6 5/8% SERIES B SENIOR NOTES DUE 2011, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, FOR ANY AND ALL OF
               ITS OUTSTANDING 6 5/8% SERIES A SENIOR NOTES DUE 2011

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       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, ON         , 2002, UNLESS EXTENDED.

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To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

      We are offering, upon the terms and subject to the conditions set forth in the prospectus dated , 2002 (the "prospectus") and the accompanying letter of transmittal enclosed herewith (which together constitute the "exchange offer"), to exchange up to $350,000,000 aggregate principal amount of our new 6?% Series B Senior Notes due 2011 which have been registered under the Securities Act of 1933 (the "new notes"), for any and all of our outstanding 6?% Series A Senior Notes due 2011 (the "old notes"). As set forth in the prospectus, the terms of the new notes are identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act and therefore will be not be subject to certain restrictions on their transfer and the registration rights described in the prospectus. The exchange offer is being extended to all holders of old notes in order to satisfy certain obligations of ours contained in the registration rights agreement, dated as of November 16, 2001, by and among us and Credit Suisse First Boston Corporation and Lehman Brothers Inc. Old notes may be tendered in a principal amount of $1,000 and integral multiples of $1,000.

   THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. PLEASE READ "THE EXCHANGE OFFER--CONDITIONS TO THE EXCHANGE OFFER" IN THE PROSPECTUS.

      Please contact your clients for whom you hold old notes regarding the exchange offer. Enclosed herewith for your information and for forwarding to your clients for whom you hold old notes registered in your name or in the name of your nominee, or who hold old notes registered in their own names, are copies of the following documents:

      1.    the prospectus dated        , 2002;

      2. the letter of transmittal for your use and for the information of your clients (facsimile copies of the letter of transmittal may be used to tender old notes);

      3. a form of letter which may be sent to your clients for whose accounts you hold old notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer; and

      4. a notice of guaranteed delivery to be used to accept the exchange offer if (a) certificates for the old notes are not immediately available, (b) old notes, the letter of transmittal and all other required documents cannot be delivered to the exchange agent prior to the expiration date (as noted above) or (c) the procedures for delivery by book-entry transfer cannot be completed prior to the expiration date;

      5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

      6. Return envelopes addressed to The Bank of New York, the exchange agent for the exchange offer (the "exchange agent").


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      YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THE EXCHANGE OFFER AND THE
WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ,      2002,
UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD OLD NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

      In all cases, exchanges of old notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (a) certificates representing such old notes, or a book-entry confirmation (as defined in the prospectus), as the case may be, (b) the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent's message (as defined in the prospectus), and (c) any other required documents. In order for a book-entry transfer to constitute a valid tender of old notes in the exchange offer, the exchange agent must receive a book-entry confirmation of the old notes into the exchange agent's account at DTC prior to the expiration date.

      Holders who wish to tender their old notes and (1) whose old notes are not immediately available or (2) who cannot deliver their old notes, the letter of transmittal or an agent's message and any other documents required by the letter of transmittal to the exchange agent prior to 5:00 P.M., New York City time, on
        , 2002 (unless extended) must tender their old notes according to the guaranteed delivery procedures as set forth under the caption "The Exchange Offer--Procedures for Tendering--Guaranteed Delivery" in the prospectus.

      We are not making the exchange offer to, nor will we accept tenders from or on behalf of, holders of old notes residing in any jurisdiction in which the making of the exchange offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

      We will not make any payments to brokers, dealers or other persons for soliciting acceptances of the exchange offer. We will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. We will pay or cause to be paid any transfer taxes payable on the transfer of old notes to us, except as otherwise provided in instruction 13 of the letter of transmittal.

      Questions and requests for assistance with respect to the exchange offer or for copies of the prospectus and letter of transmittal may be directed to the exchange agent at the number and address set forth in the prospectus.


                                       Very truly yours,

                                       WEATHERFORD INTERNATIONAL, INC.


      NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, OUR AGENT OR THE AGENT OF ANY OF OUR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF ANY OF US IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.